FORM 4


[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instruction 1(b).



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940


________________________________________________________________________________
1.   Name and Address of Reporting Person*

Eames, Sarah L.
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   (Last)                           (First)             (Middle)

c/o Allied Healthcare International Inc.
555 Madison Avenue, 30(th) Floor
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                                    (Street)

New York, New York 10022
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   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


Allied Healthcare International Inc. (ADH)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

November 13, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

                    President and Chief Operating Officer
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________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________




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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                              OR BENEFICIALLY OWNED
================================================================================

                                                                                               5.
                                                                                               Amount of      6.
                                                               4.                              Securities     Owner-
                                                               Securities Acquired (A) or      Beneficially   ship
                                     2A.          3.           Disposed of (D)                 Owned          Form:      7.
                        2.           Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct     Nature of
                        Trans-       Execution    Code         ------------------------------- Reported       (D) or     Indirect
1.                      action       Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect   Beneficial
Title of Security       Date (Month/ any (Month/  ------------                 or              (Instr. 3 and  (I)        Ownership
(Instr. 3)              Day/Year)    Day/Year)    Code     V      Amount      (D)    Price     4)             (Instr. 4) (Instr.4)
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

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

Table II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                           9.
                                                                                                           Number    10.
                                                                                                           of        Owner-
                                                                                                           Deriv-    ship
                                                                                                           ative     Form
           2.                                                                                              Secur-    of
           Conver-                               5.                              7.                        ities     Deriv-   11.
           sion                                  Number of                       Title and Amount          Bene-     ative    Nature
           or                                    Derivative    6.                of Underlying     8.      ficially  Secur-   of
           Exer-             3A.        4.       Securities    Date              Securities        Price   Owned     ities:   In-
           cise              Deemed     Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
           Price  3.         Execut-    action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.         of     Trans-     ion        Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of   Deriv- action     Date, if   (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative ative  Date       any        8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security   Secur- (Month/    (Month/    ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr. (Instr.
(Instr. 3) ity    Day/Year)  Day/Year)  Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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
Stock
Option                                                                          Common
(right to   $4.70    11/13/02            A      60,000         (2)    11/13/12  Stock      60,000         60,000       D
buy)(1)
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

    Explanation of Responses:

(1) The stock option was granted pursuant to the 2002 Stock Option Plan of Allied Healthcare International Inc.
(2) The option is exercisable in three equal annual installments of 20,000 shares per year beginning on the first anniversary of the grant date of November 13, 2002.

/s/ Sarah L. Eames                                         November 13, 2002
---------------------------------------------           -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).